Exhibit (e)(2)

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of April 5, 2012, by and among Peak Holding Corp., a Delaware corporation (“Parent”), Peak Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Comverge, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company, Parent and Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of March 26, 2012 (as amended, the “Merger Agreement”); and

WHEREAS, the Company, Parent and Merger Sub now desire to amend the Merger Agreement as set forth herein pursuant to Section 10.7 of the Merger Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Merger Agreement.

2. Section 2.1(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Terms and Conditions of the Offer. The obligation of Merger Sub to, and of Parent to cause Merger Sub to, upon expiration of the Offer, accept for payment and to pay for (after giving effect to any required withholding or stock transfer Tax) any shares of Company Common Stock tendered in the Offer and not withdrawn shall be subject only to: (i) the condition that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 2.1(d), the “Expiration Date”), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and Merger Sub at the time of the exercise of the Top-Up Option constitutes one share more than fifty percent (50%) of the sum of (x) the number of shares of Company Common Stock outstanding immediately prior to issuance of all shares of Company Common Stock subject to the Top-Up Option plus (y) all shares of Company Common Stock which the Company may be required to issue on or prior to the Closing as a result of the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of Company Stock Options, if and only if such securities would be convertible prior to the Closing because their respective conversion or exercise prices are less than the Offer Price and the other terms and conditions thereof are otherwise satisfied (the “Minimum Condition”); and (ii) the other conditions set forth in Annex A hereto. The Minimum Condition and the conditions to the Offer set forth in Annex A hereto (the “Offer Conditions”) are for the sole benefit of Parent and Merger Sub and each of the Offer Conditions other than the Minimum Condition may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in their sole discretion, in each case subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC. Parent and Merger Sub expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided in this Agreement or previously approved by the Company in writing, neither Parent nor Merger Sub may make any change to the terms or conditions of the Offer that (i) decreases the Offer Price or changes the form of consideration to be paid in the Offer, (ii) amends or waives the Minimum Condition, (iii) except as provided in Section 2.1(d), makes any change in the Offer that would require an extension or delay of the then-current Expiration Date, (iv) reduces the number or percentage of shares of Company Common Stock sought to be purchased in the Offer, (v) imposes conditions to the Offer in addition to the conditions to the Offer set forth in Annex A hereto, (v) modifies or amends the Offer Conditions (other than to waive such Offer Conditions, except for the Minimum Condition) in a manner materially adverse to the holders of shares of Common Stock in their capacities as holders of shares of Common Stock or (vi) modifies or amends any other term of this Offer in any manner materially adverse to the holders of shares of Common Stock in their capacities as holders of shares of Common Stock.”

3. Except as specifically set forth herein, the Merger Agreement shall remain in full force and effect in accordance with its terms.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Merger Agreement on the date first written above.

PEAK HOLDING CORP.

By:	/s/ Brian Schwartz
Name:	Brian Schwartz
Title:	President

PEAK MERGER CORP.

By:	/s/ Brian Schwartz
Name:	Brian Schwartz
Title:	President

{Signature Page to Amendment No. 1 to the Agreement and Plan of Merger}

COMVERGE, INC.

By:	/s/ R. Blake Young
Name:	R. Blake Young
Title:	President and Chief Executive Officer

{Signature Page to Amendment No. 1 to the Agreement and Plan of Merger}